Third Amended and Restated Receivables Sale Agreement

Dated as of March 2, 2006

among

Crompton & Knowles Receivables Corporation,
as the Seller,

Chemtura Corporation,
as the Initial Collection Agent,

ABN AMRO Bank N.V.,
as the Agent and the Amsterdam Purchaser Agent,

Wachovia Bank, National Association,
as the VFCC Purchaser Agent

Calyon New York Branch,
as the Atlantic Purchaser Agent

the other Purchaser Agents from time to time party hereto

the Related Bank Purchasers from time to time party hereto,

and

Amsterdam Funding Corporation

Atlantic Asset Securitization LLC

Variable Funding Capital Company, LLC and

the other Conduit Purchasers from time to time party hereto

Table of Contents

   ARTICLE I          PURCHASES FROM SELLER AND SETTLEMENTS

          Section 1.1.           Sales
          Section 1.2.           Interim Liquidations
          Section 1.3.           Discount Rates and Tranche Periods
          Section 1.4.           Fees and Other Costs and Expenses
          Section 1.5.           Maintenance of Sold Interest; Deemed Collection
          Section 1.6.           Reduction in Commitments
          Section 1.7.           Repurchases
          Section 1.8.           Assignment of Purchase Agreements
          Section 1.9.           Extension of Termination Date

   ARTICLE II          SALES TO AND FROM CONDUIT PURCHASERS; ALLOCATIONS

          Section 2.1.           Required Purchases from Conduit Purchaser
          Section 2.2.           Purchases by a Conduit Purchaser
          Section 2.3.           Allocations and Distributions

   ARTICLE III          ADMINISTRATION AND COLLECTIONS

          Section 3.1.           Appointment of Collection Agent
          Section 3.2.           Duties of Collection Agent
          Section 3.3.           Reports
          Section 3.4.           Lock-Box Arrangements
          Section 3.5.           Enforcement Rights
          Section 3.6.           Collection Agent Fee
          Section 3.7.           Responsibilities of the Seller
          Section 3.8.           Actions by Seller
          Section 3.9.           Indemnities by the Collection Agent.

   ARTICLE IV          REPRESENTATIONS AND WARRANTIES

          Section 4.1.           Representations and Warranties

   ARTICLE V          COVENANTS
          Section 5.1.           Covenants of the Seller

   ARTICLE VI          INDEMNIFICATION

          Section 6.1.           Indemnities by the Seller
          Section 6.2.           Increased Cost and Reduced Return
          Section 6.3.           Other Costs and Expenses
          Section 6.4.           Withholding Taxes
          Section 6.5.           Payments and Allocations

   ARTICLE VII          CONDITIONS PRECEDENT

          Section 7.1.           Conditions to Closing
          Section 7.2.           Conditions to Each Purchase

   ARTICLE VIII         THE AGENT

          Section 8.1.           Appointment and Authorization
          Section 8.2.           Delegation of Duties
          Section 8.3.           Exculpatory Provisions
          Section 8.4.           Reliance by Agent
          Section 8.5.           Assumed Payments
          Section 8.6.           Notice of Termination Events
          Section 8.7.           Non-Reliance on Agent, Purchaser Agents and Other Purchasers
          Section 8.8.           Agents and Affiliates.
          Section 8.9.           Indemnification
          Section 8.10.          Successor Agent

   ARTICLE IX          MISCELLANEOUS

          Section 9.1.           Termination
          Section 9.2.           Notices
          Section 9.3.           Payments and Computations
          Section 9.4.           Sharing of Recoveries
          Section 9.5.           Right of Setoff
          Section 9.6.           Amendments
          Section 9.7.           Waivers
          Section 9.8.            Successors and Assigns; Participations; Assignments
          Section 9.9.            Intended Tax Characterization
          Section 9.10.          Waiver of Confidentiality
          Section 9.11.          Confidentiality of Agreement
          Section 9.12.          Agreement Not to Petition
          Section 9.13.           Excess Funds
          Section 9.14.          No Recourse
          Section 9.15.           Limitation of Liability
          Section 9.16.          Headings; Counterparts
          Section 9.17.           Cumulative Rights and Severability
          Section 9.18.          Governing Law; Submission to Jurisdiction
          Section 9.19.           Waiver of Trial by Jury
          Section 9.20.           Entire Agreement
          Section 9.21.           Original Agreement

SIGNATURE PAGES

   SCHEDULES          DESCRIPTION

          Schedule I          Definitions
          Schedule II         Related Bank Purchasers and Commitments of Related Bank Purchasers

   EXHIBITS             DESCRIPTION

          Exhibit A          Form of Incremental Purchase Request
          Exhibit B          Form of Notification of Assignment from the Related Bank Purchasers to                               Amsterdam
          Exhibit C-1        Form of Monthly Report
          Exhibit C-2        Form of Weekly Report
          Exhibit C-3        Form of Daily Report
          Exhibit D          Addresses and Names of Seller and Originator
          Exhibit E          Subsidiaries
          Exhibit F          Lock-Boxes and Lock-Box Banks
          Exhibit G          Form of Lock-Box Letter
          Exhibit H          Reserved
          Exhibit I          Credit and Collection Policy

Third Amended and Restated
Receivables Sale Agreement

          This Third Amended and Restated Receivables Sale Agreement, dated as of March 2, 2006 (this "Agreement"), among Crompton & Knowles Receivables Corporation, a Delaware corporation, as Seller (the "Seller"), Chemtura Corporation (f/k/a Crompton Corporation), a Delaware corporation, as the initial Collection Agent (the "Initial Collection Agent"), and, together with any successor thereto, the "Collection Agent"), ABN AMRO Bank N.V., as agent for the Purchaser Group to which Amsterdam is a party and the Purchasers (the "Agent"), Calyon New York Branch ("Calyon"), as the Purchaser Agent for the Purchaser Group to which Atlantic is a party, Wachovia Bank, National Association ("Wachovia"), as the Purchaser Agent for the Purchaser Group to which VFCC is a party, the other Purchaser Agents from time to time party hereto, the related bank purchasers party hereto (the "Related Bank Purchasers"), Amsterdam Funding Corporation ("Amsterdam"), as a Conduit Purchaser, Atlantic Asset Securitization LLC ("Atlantic"), as a Conduit Purchaser, Variable Funding Capital Company, LLC ("VFCC"), as a Conduit Purchaser and the other Conduit Purchasers from time to time party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.

Preliminary Statement

          Reference is made to the Second Amended and Restated Receivables Sale Agreement dated as of August 16, 2004 (as amended prior to the date hereof, the "Original Sale Agreement"), among the Seller, the Initial Collection Agent, the Agent, the Liquidity Providers party thereto, and Amsterdam Funding Corporation. The Seller has requested that (i) two new Conduit Purchasers, Atlantic Asset Securitization LLC and Variable Funding Capital Company, LLC and their respective Related Bank Purchasers, Calyon New York Branch and Wachovia Bank, National Association, be added as Purchasers (and not as assignees) under this Agreement and (ii) that certain additional amendments be made. This Agreement amends and replaces in its entirety the Original Sale Agreement, and from and after the date hereof, all references to the Original Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
Purchases from Seller and Settlements

          Section 1.1. Sales

          (a)     The Sold Interest.  Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Conduit Purchasers, or, only if a Conduit Purchaser declines to make the applicable purchase, ratably to the Related Bank Purchasers for such Conduit Purchaser of an undivided percentage ownership interest in the Receivables and all related Collections. Any such purchase (a "Purchase") shall be made by each relevant Purchaser remitting funds to the Seller, through its Purchaser Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables and related Collections (its "Purchase Interest") shall equal at any time the following quotient:

                                I        +      PRP
                               ER

where:

          I        =     the outstanding Investment of such Purchaser at such time;

          ER      =     the Eligible Receivables Balance at such time; and

          PRP    =     the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser's Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant at the percentage in effect as of the day immediately preceding the beginning of such Liquidation Period, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser hereunder or under the Transfer Agreement. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "Sold Interest", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and Collections.

          (b)     Conduit Purchasers Purchase Option and Other Purchasers' Commitments.  Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will the Conduit Purchasers have any obligation to make a Purchase. Each Related Bank Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Termination Date, based on the applicable Purchaser Group's Ratable Share of each Purchase (and in the case of each Related Bank Purchaser, the Commitment Percentage of its Purchaser Group's Ratable Shares of such Purchase) by the Related Bank Purchasers, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an "Incremental Purchase." Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "Reinvestment Purchase." All Purchases hereunder shall be made ratably by each Purchaser Group in accordance with the Commitment of such Purchaser Group.

          (c)      Incremental Purchases.  In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the "Purchase Date") of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the "Purchase Amount") of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Conduit Purchasers unless upon such request a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of the requested Incremental Purchase, in which case the Seller will automatically be deemed to have requested such Incremental Purchase from the Related Bank Purchasers of such Conduit Purchaser. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If a Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the applicable Purchaser Agent's Account the amount of such Incremental Purchase on the requested Purchase Date. If a Conduit Purchaser refuses to make a requested Purchase the Seller shall automatically be deemed to have requested the Incremental Purchase from the Related Bank Purchasers of such Conduit Purchaser, subject to Section 7.2 and the other terms and conditions hereof, each Related Bank Purchaser shall transfer its Ratable Share of the requested Purchase Amount into the applicable Purchaser Agent's Account by no later than 12:00 noon (Chicago time) on the Purchase Date. Each Purchaser Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase to the extent of funds actually received by such Purchaser Agent in such Purchaser Agent's Account.

          (d)      Reinvestment Purchases.  Unless a Conduit Purchaser has provided to the Agent, its Purchaser Agent, the Seller, and the Collection Agent a notice still in effect that it no longer wishes to make Reinvestment Purchases (in which case such Conduit Purchaser's Reinvestment Purchases, but not those of its Related Bank Purchasers, shall cease), at any time before the Termination Date when no Interim Liquidation is in effect, on each day that any Collections are received by the Collection Agent a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause the Purchaser's Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by the Purchaser on that day. A Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

          (e)      Security Interest.  To secure all of the Seller's obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers) a security interest in all of the Seller's rights in the Receivables, the Collections, and the Lock- Box Accounts.

          Section 1.2.      Interim Liquidations.  (a)  Optional.  The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days' written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease before the Termination Date (identified as a specific date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

          (b)      Mandatory.  If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent, each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

          Section 1.3.     Discount Rates and Tranche Periods.   (a)  Each Conduit Purchaser's Investment will accrue Funding Charges for each day on which it is outstanding. On each Settlement Date the Seller shall pay to each Purchaser Agent (for the benefit for the related Conduit Purchaser) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Investment for the immediately preceding Discount Period. Each Purchaser Agent shall allocate the Investment of the related Conduit Purchaser to one or more Tranche Periods in its sole discretion.

          (b)      All Investment of the Related Bank Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Related Bank Purchaser and three Business Days before the expiration of any Tranche Period applicable to any Related Bank Purchaser's Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Related Bank Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of the Related Bank Purchasers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the applicable Purchaser Agent may reallocate any outstanding Investment of the Related Bank Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Related Bank Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

          (c)      If, by the time required in Section 1.3(b), the Seller fails to select a Discount Rate or Tranche Period for any Investment of any Related Bank Purchaser, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to a Transfer Agreement shall accrue Discount at the Prime Rate and have an initial Tranche Period of three Business Days.

          (d)      If a Purchaser Agent or any Related Bank Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Related Bank Purchaser's Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Related Bank Purchaser of funding Eurodollar Tranches, then such Purchaser Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Rate Tranche.

          Section 1.4.      Fees and Other Costs and Expenses.   (a)  The Seller shall pay to each Purchaser Agent for the ratable benefit of its Purchaser Group, such amounts as agreed to with the Related Bank Purchasers and the Agent in the Fee Letter.

          (b)      If the amount of Investment allocated to any CP or Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

          (c)      Investment and Discount shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder, including, without limitation, the fees described in clauses (a) and (b) above and amounts payable under Article VI.

          Section 1.5.      Maintenance of Sold Interest; Deemed Collection.   (a)  General. If at any time before the Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay ratably to the Purchaser Agent for their Purchaser Group an amount equal to such Purchaser Group's deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to such Purchaser's Prime Tranches and second to the other Tranches applicable to the Investment of such Purchaser with the shortest remaining maturities unless otherwise specified by the Seller.

          (b)      Deemed Collections.  If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness or the remittance of cash by such Obligor, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

          (c)      Adjustment to Sold Interest.  At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) ("Deemed Collections") that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100.0%.

          (d)      Payment Assumption.  Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

          Section 1.6.      Reduction in Commitments.     The Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Purchaser Group in accordance with its Ratable Share and the Commitment of each Related Bank Purchaser with a Purchaser Group in accordance with its Commitment Percentage and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains equal to 102% of the Purchase Limit.

          Section 1.7.      Repurchases.   (a)  Optional. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days' notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

          (b)      Mandatory.  If at any time before the Termination Date the Sold Interest exceeds 100.0%, unless the Seller remedies the situation by satisfying its obligations under Section 1.5(a), any Purchaser may direct that all Purchasers ratably reassign to the Seller, without recourse, representation or warranty, a portion of the Purchase Interest of each Purchaser so that the Sold Interest does not exceed 100.0%. The Seller shall purchase such reassigned Purchase Interests at a purchase price equal to the Matured Value of the Investment so reassigned by each Purchaser.

          Section 1.8.      Assignment of Purchase Agreements.   (a)  The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under each Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from each Originator or the Parent under or in connection with each Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against each Originator or the Parent under or in connection with each Purchase Agreement. All provisions of each Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under each Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under each Purchase Agreement (or any of the promissory notes executed thereunder). All amounts distributed to the Seller under each Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

          (b)      The Seller hereby irrevocably authorizes the Agent, on behalf of the Purchasers, at any time, and from time to time, to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that indicate the Receivables, the Related Collections, and all of the Seller's right, title and interest in, to and under each Purchase Agreement, as collateral, and hereby ratifies the filing of any initial financing statements or amendments thereto filed by the Agent on behalf of the Purchasers that indicate the Receivables, the Related Collections, and all of the Seller's right, title and interest in, to and under each Purchase Agreement, as collateral which were filed prior to the execution of this Agreement.

          Section 1.9.     Extension of Termination Date.     The Seller may advise the Related Bank Purchasers and each Purchaser Agent in writing of its desire to extend the Termination Date for an additional period, provided (i) such request is made not more than 120 days prior to, and not less than 90 days prior to, the then current Termination Date, and (ii) not more than one such request for the extension of the Termination Date may be made in any one calendar year. In the event that the Related Bank Purchasers are agreeable to such extension, such Related Bank Purchasers shall notify the Agent and the Agent shall so notify the Seller in writing (it being understood that the Related Bank Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 45 days prior to the Termination Date and the Seller and the Related Bank Purchasers shall enter into such documents as the Related Bank Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Related Bank Purchasers in connection therewith (including reasonable attorneys' fees) shall be paid by the Seller. The Related Bank Purchasers shall be deemed to have refused to grant the requested extension in the event the Agent shall fail to so notify the Seller of their agreement to such an extension.

Article II
Sales to and from Conduit Purchasers; Allocations

          Section 2.1.      Required Purchases from a Conduit Purchaser.   (a)  Each Conduit Purchaser may, at any time, sell to its Related Bank Purchasers pursuant to the relevant Transfer Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser's Investment and its related Conduit Purchaser Settlement (each, a "Put").

          (b)      Any portion of any Investment of a Conduit Purchaser and related Conduit Purchaser Settlement purchased by a Related Bank Purchaser shall be considered part of such Related Bank Purchaser's Investment and related Conduit Purchaser Settlement from the date of the relevant Put. Immediately upon any purchase by a Related Bank Purchaser of any portion of the relevant Conduit Purchaser's Investment, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each such Purchaser) an amount equal to the sum of (i) the Assigned Settlement and (ii) all unpaid Discount owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith.

          Section 2.2.      Purchases by a Conduit Purchaser.     Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each of its Related Bank Purchasers a notification of assignment in substantially the form of Exhibit B. If a Conduit Purchaser delivers such notice, each of its Related Bank Purchasers shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Bank Purchasers, the Investment of such Related Bank Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Bank Purchaser to the relevant Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Bank Purchaser is free and clear of any Adverse Claim created or granted by such Related Bank Purchaser and that such Related Bank Purchaser has not suffered a Bankruptcy Event.

          Section 2.3.      Allocations and Distributions.

          (a)      Settlement Dates.  On the Business Day following each Deposit Date occurring prior to the Termination Date (unless an Interim Liquidation is in effect), the Collection Agent shall set aside from Collections the amounts necessary to make all distributions to the Agent, the Purchaser Agents, the Purchasers and the Collection Agent required by this Section 2.3(a) with respect to the next succeeding Settlement Date. The balance of such Collections shall be released to the Seller on a daily basis. On each Settlement Date prior to the Termination Date (unless an Interim Liquidation is in effect), all Collections so set aside during the preceding Settlement Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) in the following order:

          (i)      all out-of-pocket expenses due and payable to the Agent (other than in its capacity as a Purchaser Agent);

          (ii)     ratably to the Agent and each Purchaser Agent all fees and other amounts not described in clause (i) above due to the Agent and such Purchaser Agents;

          (iii)    ratably to each Purchaser Group, all Funding Charges and Discount (without duplication) due and payable to such Purchaser Group on such date;

          (iv)    ratably to each Purchaser Group, all other amounts due and payable to such Purchaser Group under the Transaction Documents;

          (v)     to the Collection Agent, an amount equal to the Collection Agent Fee due and payable on such date; and

          (vi)    to the Seller.

On the last day of each Tranche Period for a Eurodollar Tranche or Prime Tranche, the Collection Agent (or, if the Agent is then in control of any Collections, the Agent) shall pay Discount due and payable to such Related Bank Purchasers from accounts set aside for such purpose pursuant to Section 3.2(a).

          If any part of the Sold Interest in any Collections is applied to pay any amounts that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100.0%, the Seller shall pay, as a recourse obligation for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100.0%.

          (b)      Termination Date and Interim Liquidations.  On each day during any Interim Liquidation and on each day on and after the Termination Date, the Collection Agent shall set aside and hold in trust solely for the account of each Purchaser Agent, for the benefit of the Agent and the Purchasers, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated in the following order:

          (i)      first, to the Agent until all out-of-pocket expenses owed to the Agent (other than in its capacity as a Purchaser Agent) have been paid in full;

          (ii)     second, ratably to the Agent and each Purchaser Agent until all other amounts owed to the Agent and the Purchaser Agents have been paid in full;

          (iii)    third, to each Purchaser Group until all amounts owed to such Purchaser Group have been paid in full;

          (iv)    fourth, to any other Person (other than the Seller, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

          (v)     fifth, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full; and

          (vi)    sixth, to the Seller.

On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent's Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with clause (ii) above. No distributions shall be made to pay amounts under clauses (iii) - (vi) until sufficient Collections have been set aside to pay all amounts described in clauses (i) and (ii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent or any Purchaser Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by all Purchaser Agents. If any part of the Sold Interest in any Collections is applied to pay any amounts payable hereunder that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100.0%, the Seller shall pay, as a recourse obligation for distribution in respect of each applicable Purchaser's Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100.0%.

Article III
Administration and Collections

          Section 3.1.      Appointment of Collection Agent.   (a)  The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, the Parent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Parent acknowledges that the Agent and each Purchaser have relied on the Parent's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent unless the Collection Agent is prohibited from continuing to serve in such capacity by applicable law. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Parent (or any successor Collection Agent).

          (b)      The Parent may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, the Parent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to the Parent for such performance. The Agent (with the consent of each Purchaser Agent) may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

          (c)     If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Parent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Parent conducted such data-processing functions while it acted as the Collection Agent; provided, however, that the Parent receives a then market rate compensation for providing such services.

          Section 3.2.      Duties of Collection Agent.    (a)  The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. If so instructed by the Agent, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent, the Purchaser Agents and the Purchasers are entitled by the Business Day following receipt and identification thereof. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

          (b)      If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than thirty (30) days) or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Agent and the Instructing Group.

          (c)      The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable third party out-of-pocket costs and expenses of the Collection Agent for collecting the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

          Section 3.3.      Reports.     On or before each Reporting Date, the Collection Agent shall deliver to the Agent a Periodic Report reflecting information as of the close of business of the Collection Agent for the immediately preceding Reporting Period.

          Section 3.4.      Lock-Box Arrangements.     The Agent or the Instructing Group is hereby authorized, or, upon the instruction of any of the Purchaser Agents, obligated, to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all amounts other than Collections it receives from such Lock-Box Account.

          Section 3.5.      Enforcement Rights.    (a)  The Agent or the Instructing Group may, at any time after the occurrence of a Collection Agent Replacement Event, direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent's request (with the consent or at the direction of the Instructing Group) after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Conduit Purchasers' ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and transfer to the Agent (or its designee), or license to the Agent (or its designee) the use of, all software then used by the Collection Agent to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee on behalf of the Purchaser Agents and the Purchasers.

          (b)      After the occurrence of a Collection Agent Replacement Event, Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent (with the consent or at the direction of the Instructing Group), in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller's rights and remedies under each Purchase Agreement. The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it (except for any action taken pursuant thereto that constitutes gross negligence or willful misconduct) proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

          (c)      Neither the Agent nor any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

          Section 3.6.      Collection Agent Fee.     On or before each Settlement Date, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services as Collection Agent (the "Collection Agent Fee") equal to (a) at all times the Parent or an Affiliate of any Originator is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may only apply to payment of the Collection Agent Fee the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment to the extent required by Section 1.5 or 2.3.

          Section 3.7.      Responsibilities of the Seller.     The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder or, in the case of each Originator, under each Purchase Agreement. The Agent's, any Purchaser Agent's or any Purchaser's exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations. None of the Agent, any Purchaser Agents or any Purchaser shall have any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables.

          Section 3.8.      Actions by Seller.     The Seller shall defend and indemnify the Agent, each Purchaser Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, any Originator or any other Affiliate of the Seller or of such Originator (whether acting as Collection Agent or otherwise) related to any Receivable (other than with respect to the credit risk of an Obligor and for which reimbursement would constitute recourse for uncollectible Receivables), or arising out of any alleged failure of compliance of any Receivable with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the applicable Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the applicable Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and the Sold Interest therein remitted to the Agent's Account within two Business Days after receipt and identification thereof as part of the Sold Interest in Collections for application as provided herein.

          Section 3.9.      Indemnities by the Collection Agent.     Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

          (i)      any written representation or warranty made by the Collection Agent (or any employee or agent of the Collection Agent) in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

          (ii)     the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

          (iii)    any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds; or

          (iv)    any failure of the Collection Agent, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted solely from negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization, or (d) the applicable Originator is the plaintiff and the Indemnified Party is the defendant unless such Indemnified Party prevails in such legal action; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

Article IV
Representations and Warranties

          Section 4.1.     Representations and Warranties.     The Seller represents and warrants to the Agent, each Purchaser Agent and each Purchaser that:

          (a)      Corporate Existence and Power.     Each of the Seller and each Originator is either a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all corporate or organizational power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

          (b)      Corporate or Organizational Authorization and No Contravention.     The execution, delivery and performance by each of the Seller and each Originator of each Transaction Document to which it is a party (i) are within its corporate or organizational powers, as applicable, (ii) have been duly authorized by all necessary corporate or organizational action, as applicable, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary's charter, by-laws or operating agreement, as applicable or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller, any Originator or any Subsidiary.

          (c)      Conduct of Business.     The Seller will perform, and will cause each Originator to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

          (d)      Binding Effect.     Each Transaction Document to which the Seller or any Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

          (e)      Perfection of Ownership Interest.     Immediately preceding its sale of Receivables to the Seller, each Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections (subject to, in the case of Collections, the limitations on perfection of a security interest in proceeds set forth in the applicable Uniform Commercial Code) to the extent of its Purchase Interest then in effect.

          (f)      Accuracy of Information.     All written information furnished by the Seller, any Originator or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading), in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.

          (g)      No Actions, Suits.     There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, any Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, any Originator or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Originators and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

          (h)      No Material Adverse Change.     Since December 31, 2004, there has been no material adverse change in the collectibility of the Receivables or the Seller's, any Originator's or any Subsidiary's (i) financial condition or (ii) ability to perform its obligations under any Transaction Document.

          (i)      Accuracy of Exhibits; Lock-Box Arrangements.     All information on Exhibits E-G (listing offices and names of the Seller and each Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

          (j)      Sales by each Originator.     Each sale by each Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the applicable Purchase Agreement, including the payment by the Seller to each Originator of the purchase price described in such Purchase Agreement. Each such sale has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code) owed by such Originator to the Seller.

Article V
Covenants

          Section 5.1.      Covenants of the Seller.     The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

          (a)      Financial Reporting.    The Seller will, and will cause each Originator and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser Agent:

          (i)      Annual Financial Statements.   Within 120 days after each fiscal year of (A) the Parent, copies of the Parent's consolidated annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants of nationally recognized standing or other firm of independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) for the Seller and each Originator, the annual balance sheet for such Person (and, additionally for the Seller, an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the year then ended;

          (ii)    Quarterly Financial Statements.   Within 60 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and (B) the Seller and each Originator, the quarterly balance sheet for such Person (and, additionally for the Seller, a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

          (iii)     Public Reports.   Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange;

          (iv)     Chemtura Credit Agreement Certificate.   A copy of the financial information, certificates and other documentation described in Section 5.01(i) of the Chemtura Credit Agreement, delivered as and when required by such Section 5.01; and

          (v)      Other Information.   With reasonable promptness, such other information (including non-financial information) as may be requested by the Agent, any Purchaser Agent or any Purchaser (with a copy of such request to the Agent).

          (b)      Notices.    Immediately upon becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

          (i)      Potential Termination Events.   The occurrence of any Potential Termination Event;

          (ii)     Representations and Warranties.   The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

          (iii)    Downgrading.   The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Parent;

          (iv)    Litigation.   The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller, any Subsidiary or the collectibility or quality of the Receivables;

          (v)     Judgments.   The entry of any judgment or decree against the Seller, any Originator or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Originators and the Subsidiaries exceeds $1,000,000; or

          (vi)    Changes in Business.   Any change in, or proposed change in, the character of the Seller's or any Originator's business that could impair the collectibility or quality of any Receivable.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser Agent.

          (c)      Conduct of Business.    The Seller will perform, and will cause each Originator and Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

          (d)     Compliance with Laws.    The Seller will comply, and will cause each Originator and Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collection may be subject.

          (e)      Furnishing Information and Inspection of Records.    The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables as the Agent, any such Purchaser Agent or Purchaser may reasonably request. The Seller will, and will cause each Originator to, permit, at any time during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof), once per year or at any time after the occurrence of a Termination Event (at the expense of the Seller) or at any other time (at the expense of the Agent or such Purchaser (as applicable)) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or any Originator's officers, directors, employees or independent public accountants having knowledge of such matters. The Agent may at any time have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections. Such procedures shall be at the expense of the Seller if (i) conducted no more frequently than once per calendar year prior to the occurrence of a Termination Event, or (ii) conducted at any time following the occurrence of a Termination Event.

          (f)      Keeping Records.    (i)   The Seller will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent and each Purchaser Agent prior notice of any material change in such administrative and operating procedures.

          (ii)     The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's, each Purchaser Agent's and the Purchasers' interest therein and (B) upon the request of the Agent, at any time during which a Daily Reporting Period is in effect, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

          (g)      Perfection.    (i)   The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent on behalf of the Purchaser Agents and the Purchasers to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent on behalf of the Purchaser Agents and the Purchasers a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreements, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to authenticate a "record" and to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature.

          (ii)     The Seller will, and will cause each Originator to, only change its name, jurisdiction of organization, identity or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent and each Purchaser Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

          (iii)    The Seller and each Originator will at all times maintain its jurisdiction of organization within a state of the United States (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller or any Originator moves its jurisdiction of organization to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreements, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables and Collections.

          (h)      Performance of Duties.    The Seller will perform, and will cause each Originator and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Originator to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Receivables or Collections.

          (i)      Payments on Receivables, Accounts.    The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or any Originator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt and identification thereof) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

          (j)      Sales and Adverse Claims Relating to Receivables.    Except as otherwise provided herein, the Seller will not, and will not permit any Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

          (k)      Extension or Amendment of Receivables.    Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit each Originator to, extend, amend, rescind or cancel any Receivable.

          (l)      Change in Business or Credit and Collection Policy.    The Seller will not, and will not permit any Originator to, make any material change in the character of its business or in its Credit and Collection Policy.

          (m)     Accounting for Sale.    Except as provided in Section 9.9, the Seller will not, and will not permit any Originator to, account for, or otherwise treat, the transactions contemplated by the Transaction Documents other than as a sale of Receivables or inconsistent with the Agent's ownership interest in the Receivables and Collections.

          (n)      Mergers, Consolidations and Acquisitions.    The Seller shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

          (o)      Other Business.    The Seller shall not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to this Agreement or the Subordinated Notes, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

          (p)      Nonconsolidation.    The Seller shall operate in such a manner that the separate corporate existence of the Seller and each Originator and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Originator and Affiliate thereof and, without limiting the generality of the foregoing:

          (i)      the Seller shall not engage in any activity other than those activities expressly permitted under the Seller's organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;

          (ii)     the Seller shall maintain a business office separate from that of each of the Originators and the Affiliates thereof;

          (iii)    the Seller shall cause the financial statements and books and records of the Seller and the Originator to reflect the separate corporate existence of the Seller;

          (iv)    the Seller shall except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller's organizational documents, the Seller shall not permit any Originator or Affiliate thereof to (A) pay the Seller's expenses, (B) guarantee the Seller's obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise; and

          (v)    the Seller will not act as agent for any Originator or Affiliate, but instead will present itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

Article VI
Indemnification

          Section 6.1.      Indemnities by the Seller.     Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Collection Agent or limit the recourse of the Agent and each Purchaser to the Seller or the Collection Agent for any amounts otherwise specifically provided to be paid by the Seller or the Collection Agent hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to the Seller or the Collection Agent) relating to or resulting from:

          (i)      any representation or warranty made by the Seller, any Originator or the Collection Agent (or any employee or agent of the Seller, any Originator or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Originator or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

          (ii)     the failure by the Seller, any Originator, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

          (iii)    the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchaser Agents and the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

          (iv)    any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

          (v)     any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

          (vi)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

          (vii)    any failure of the Seller or any Originator, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

          (viii)  any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b); or

          (ix)     any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

          Section 6.2.     Increased Cost and Reduced Return.     By way of clarification, and not of limitation, of Section 6.1, if the adoption of any applicable law, rule, regulation or accounting principle, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the "Funding Parties") with any request or directive (whether or not having the force of law) of any such Governmental Authority or Accounting Authority (a "Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or the applicable Purchaser Agent, the Seller shall pay to the Agent, (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the Person such additional amounts as will compensate the Agent, such Purchaser Agent or such Purchaser (or, in the case of any Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Each Funding Party agrees that on the occurrence of any event giving rise to the operation of this Section 6.2 with respect to such Funding Party, it will, if requested by the Seller, use reasonable efforts (subject to overall policy considerations of such Funding Party) to designate another office for any credit accommodation affected by such event, provided that such designation is made on such terms that such Funding Party and its office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.

          Section 6.3.      Other Costs and Expenses.     Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights on behalf of the Purchaser Agents and the Purchasers in the Receivables and Collections, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse each Conduit Purchaser for any amounts each Conduit Purchaser must pay to any Funding Source pursuant to any Funding Agreement on account of any Tax. The Seller shall reimburse each Conduit Purchaser on demand for all other costs and expenses incurred by each Conduit Purchaser or any shareholder of each Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including an allocated portion of the cost of auditing each Conduit Purchaser's books by certified public accountants, the cost of the Ratings and an allocated portion of the fees and out-of-pocket expenses of counsel of the Agent, each Conduit Purchaser or any shareholder, or administrator, of each Conduit Purchaser for advice relating to each Conduit Purchaser's operation.

          Section 6.4.      Withholding Taxes.    (a)   All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required and the effected Purchaser has delivered the forms set forth in Section 6.4(b), the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser, Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the related Purchaser Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

          (b)      Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

          Section 6.5.      Payments and Allocations.     If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent demonstrable error. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group), (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

Article VII
Conditions Precedent

          Section 7.1.      Conditions to Closing.    This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity acceptable to the Agent and each Purchaser Agent, as applicable:

          (a)      All instruments and other documents required, or deemed desirable by the Agent or any Purchaser Agent, to perfect the Agent's first priority interest (on behalf of the Purchaser Agents and the Purchasers) in the Receivables and Collections in all appropriate jurisdictions.

          (b)      An executed copy of a Periodic Report covering the month of January 2006.

          (c)     Such other approvals, opinions or documents as the Agent or any Purchaser Agent may request.

          Section 7.2.      Conditions to Each Purchase.    The obligation of each Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

          (a)      no Potential Termination Event shall then exist or shall occur as a result of the Purchase;

          (b)      the Termination Date has not occurred;

          (c)      after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

          (d)      the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date); and

          (e)     each of the Seller and each Originator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations (including those in Section 2.1) of each Related Bank Purchaser to its related Conduit Purchaser (including the Transfer Agreement).

Article VIII
The Agent

          Section 8.1.      Appointment and Authorization.     Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the "Agent" hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of such Purchaser. The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

          (b)      Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

          Section 8.2.      Delegation of Duties.     The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          Section 8.3.      Exculpatory Provisions.     None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person's gross negligence or willful misconduct. Neither the Agent nor any Purchaser Agent shall be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. Neither the Agent nor any Purchaser Agent shall have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Originator or any of their Affiliates.

          Section 8.4.      Reliance by Agent.     Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

          (b)      The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.

          (c)      For each Purchaser Group, the Required Related Bank Purchasers for such Purchaser Group, shall be required to request or direct the applicable Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Related Bank Purchasers for such Purchaser Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent's Purchasers.

          (d)      Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the "Purchaser Agent" in the definition of "Purchaser Agent" hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

          Section 8.5.      Assumed Payments.     Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Put or of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent the amount it is scheduled to remit as part of such Put or Incremental Purchase, the Agent may assume such Purchaser Group has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser (and the Seller in the case of any Incremental Purchase) hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

          Section 8.6.      Notice of Termination Events.     Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser, Purchaser Agent or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents.

          Section 8.7.      Non-Reliance on Agent, Purchaser Agents and Other Purchasers.     Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or any Originator, shall be deemed to constitute any representation or warranty by the Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, any Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          Section 8.8.     Agents and Affiliates.     Each of the Purchaser Agents, the Purchasers and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Originator or any of their Affiliates and, in its roles as a Purchaser Agent and Related Bank Purchaser, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. In their capacity as Purchasers hereunder, each of the Purchaser Agents and the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms "Purchaser" and "Purchasers" shall include each of the Purchaser Agents and the Agent in their individual capacities.

           Section 8.9.     Indemnification.     Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Originator and without limiting the obligation of the Seller or any Originator to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

          Section 8.10.      Successor Agent.     The Agent may, upon at least five (5) days notice to the Seller, each Purchaser Agent and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by the Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

Article IX
Miscellaneous

          Section 9.1.      Termination.     Each Conduit Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Conduit Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI and Section 8.9 shall survive such termination.

          Section 9.2.      Notices.     Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Purchaser Agent to act on telephone notices of Purchases, Puts, and Discount Rate and Tranche Period selections from any person the Agent or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's or such Purchaser Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent and each Purchaser Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's or such Purchaser Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.

          Section 9.3.      Payments and Computations.     Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or appropriate Purchaser Agent (for the benefit of such Purchaser or other Person). The obligations of the Seller and the Collection Agent to make payments hereunder are absolute, unconditional and irrevocable, and shall be paid without regard to any claim, counterclaim, setoff, defense or other right. The Agent or appropriate Purchaser Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent or the appropriate Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on (i) a 360 day year for Funding Charges and for Discount calculated on the basis of the Eurodollar Rate, or (ii) a 365 or 366 day year as applicable for Discount calculated on the basis of the Prime Rate.

          Section 9.4.      Sharing of Recoveries.     Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          Section 9.5.      Right of Setoff.     During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

          Section 9.6.      Amendments.     Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Agent and the Instructing Group. In addition, no amendment hereof shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Related Bank Purchasers, (iv) except as provided herein, release, transfer or modify any Related Bank Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Required Related Bank Purchasers, Instructing Group, Termination Event, Loss Reserve, Dilution Reserve, Notice of Difference Reserve, Discount Reserve, or any defined term used in any such definition, or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any obligation of any Originator thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Originator to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent's or such Purchaser Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Collection Agent to the Agent (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchaser Agents, the Purchasers and the Agent.

          Section 9.7.     Waivers.     No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Related Bank Purchasers in any Purchaser Group, of the Required Related Bank Purchasers for such Purchaser Group.

          Section 9.8.      Successors and Assigns; Participations; Assignments.

          (a)      Successors and Assigns.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent, the Purchaser Agents and the Purchasers.

          (b)      Participations.     Any Purchaser may sell to one or more Persons (each a "Participant") participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. The Seller shall be required to consent in writing to any such sale if as a result thereof the Seller would be required to pay compensation pursuant to Section 6.2. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the Transfer Agreement to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.

          (c)      Assignments by Related Bank Purchasers.     Any Related Bank Purchaser may assign to one or more Persons ("Purchasing Related Bank Purchasers"), acceptable to the applicable Purchaser Agent in its sole discretion, any portion of its Commitment as a Related Bank Purchaser hereunder and under its Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to its Transfer Agreement (a "Transfer Supplement") in form satisfactory to the Agent executed by each such Purchasing Related Bank Purchaser, such selling Related Bank Purchaser and the applicable Purchaser Agent. The Seller shall be required to consent in writing to any such assignment if as a result thereof the Seller would be required to pay compensation pursuant to Section 6.2. Any such assignment by a Related Bank Purchaser must be for an amount of at least Fifteen Million Dollars. Any partial assignment shall be an assignment of an identical percentage of such selling Related Bank Purchaser's Investment and its Commitment as a Related Bank Purchaser hereunder and under its Transfer Agreement. Upon the execution and delivery to the applicable Purchaser Agent of the Transfer Supplement and payment by the Purchasing Related Bank Purchaser to the selling Related Bank Purchaser of the agreed purchase price, such selling Related Bank Purchaser shall be released from its obligations hereunder and under its Transfer Agreement to the extent of such assignment and such Purchasing Related Bank Purchaser shall for all purposes be a Related Bank Purchaser party hereto and shall have all the rights and obligations of a Related Bank Purchaser hereunder and under the Transfer Agreement to the same extent as if it were an original party hereto and to its Transfer Agreement with a Commitment as a Related Bank Purchaser, an Investment and any related Assigned Conduit Purchaser Settlement described in the Transfer Supplement.

          (d)      Replaceable Related Bank Purchasers.     If any Related Bank Purchaser (a "Replaceable Related Bank Purchaser") shall (i) petition the Seller for any amounts under Section 6.2 or suspend the availability of Eurodollar Tranches pursuant to Section 1.3(d) or (ii) cease to have a short-term debt rating of "A-1" by S&P and "P-1" by Moody's, the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a "Replacement Related Bank Purchaser") acceptable to the applicable Purchaser Agent and the applicable Conduit Purchaser, in its sole discretion, to which such Replaceable Related Bank Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Conduit Purchaser Settlement, and accrued Discount and fees thereon and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Related Bank Purchaser Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Conduit Purchaser Settlement, to the Replacement Related Bank Purchaser in accordance with Section 9.8(c). The Seller acknowledges and agrees that for so long as the commercial paper notes of VFCC are rated A-1+ by S&P, any Replacement Related Bank Purchaser for VFCC must have a short-term debt rating of A-1+ for S&P.

          (e)      Assignment by Conduit Purchasers.     Each party hereto agrees and consents (i) to each Conduit Purchaser's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchase Interest and the related Assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to such Purchaser Agent, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, unless such assignment is made pursuant to Section 2.1 hereof that a Conduit Purchaser may not, without the prior consent of its Related Bank Purchaser, transfer any of its rights hereunder or under the related Transfer Agreement to cause its Related Bank Purchaser to purchase the Purchaser Interest of such Conduit Purchaser and the Assigned Settlement unless the assignee (i) is a corporation or limited liability company whose principal business is the purchase of assets similar to the Receivables, (ii) has the related Purchaser Agent as its administrative agent and (iii) issues commercial paper with credit ratings of at least A-1 by S&P (if rated by S&P) and P-1 by Moody's (if rated by Moody's). Each Conduit Purchaser shall notify the Seller prior to any such assignment and shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser's Purchase Interest and the related Assigned Settlement, the assignee shall have all of the rights of such Conduit Purchaser hereunder relate to such Purchase Interest and related Assigned Settlement.

          (f)      Opinions of Counsel.     If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent or such Purchaser Agent may reasonably request.

          Section 9.9.      Intended Tax Characterization.     It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchaser Agents and the Purchasers, a security interest in all Receivables and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

          Section 9.10.     Waiver of Confidentiality.     The Seller hereby consents to the disclosure of any nonpublic information relating to the Seller, any Affiliate, or the Transaction Documents among the Agent, the Purchaser Agents and the Purchasers and by the Agent, the Purchaser Agents or the Purchasers to (i) any prospective or actual assignee or participant, (ii) any rating agency, surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser, (iii) any entity organized to purchase, or make loans secured by, financial assets for which any Purchaser Agent provides managerial services or acts as an administrative agent, (iv) any Conduit Purchaser's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers (v) any officers, directors, members, managers, employees or outside accountants, auditors, attorneys or advisors of any of the foregoing, and (vi) Governmental Authorities with appropriate jurisdiction.

          Section 9.11.      Confidentiality of Agreement.     Unless otherwise consented to by the Agent and each Purchaser Agent, the Seller hereby will not disclose the contents of any Transaction Document, or any other confidential or proprietary information furnished by the Agent, the Purchaser Agents or any Purchaser, to any Person other than (i) to its auditors and attorneys, Affiliates, officers, directors, members, managers, employees, outside accountants or as required by applicable law or (ii) Governmental Authorities with appropriate jurisdiction. Nothing contained in this Section 9.11 shall preclude any Originator from disclosing the existence of the facility set forth in the Transaction Documents (but not the specific contents of any Transaction Documents) in the consolidated financial statements of Chemtura Corporation. Notwithstanding any provision in the Transaction Documents to the contrary, each party to the transactions contemplated by the Transaction Document (and each employee, representative, or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

          Section 9.12.      Agreement Not to Petition.     Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. The provisions of this Section 9.12 shall survive termination of this Agreement.

          Section 9.13.     Excess Funds.     Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser's securitization program or (y) all of such Conduit Purchaser's commercial paper notes are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the United States Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement.

          Section 9.14.      No Recourse.     The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a "Program Administrator") under any Transaction Document or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

          Section 9.15.      Limitation of Liability.     No Person shall make a claim against the Agent, any Purchaser Agent or any Purchaser (or their respective Affiliates, directors, officers, members, managers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages under any claim for breach of contract or other theory of liability in connection with the Transaction Documents or the transactions contemplated thereby, and the Seller (for itself, the Collection Agent and all other Persons claiming by or through the Seller) hereby waives any claim for any such damages.

          Section 9.16.      Headings; Counterparts.     Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

          Section 9.17.      Cumulative Rights and Severability.     All rights and remedies of the Purchasers, Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

          Section 9.18.      Governing Law; Submission to Jurisdiction.     This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.18 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

          Section 9.19.      Waiver of Trial by Jury.     To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.

          Section 9.20.      Entire Agreement.     The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

          Section 9.21.      Original Agreement.     This Agreement amends and replaces in its entirety the Original Agreement. Reference to this specific Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Agreement itself, or any communication issued or made pursuant to or with respect to the Original Agreement, any reference to the Original Agreement being sufficient to refer to the Original Agreement as amended and restated hereby.

In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ABN AMRO BANK N.V., as the Agent

By:
Title:

By:
Title:

Address:
Structured Finance,
Asset Securitization
540 West Madison Street,
27th Floor
Chicago, Illinois 60661
Attention: Purchaser Agent
Telephone: (312) 904-6263
Telecopy: (312) 992-1527

ABN AMRO BANK N.V., as the Related Bank Purchaser for Amsterdam and as the Amsterdam Purchaser Agent

By:
Title:

By:
Title:

Address:
Structured Finance,
Asset Securitization
540 West Madison Street
27th Floor
Chicago, Illinois 60661
Attention: Administrator-Amsterdam
Telephone: (312) 904-6263
Telecopy: (312) 992-1527

AMSTERDAM FUNDING CORPORATION

By:
Title:

    Address:
    c/o Global Securitization Services, LLC
    445 Broad Hollow Road
    Suite 239
    Melville, NY 11747
    Attention: Bernard J. Angelo
    Telephone: (631) 587-4700
    Telecopy: (212) 302-8767

WACHOVIA BANK, NATIONAL ASSOICATION
as the Related Bank Purchaser for VFCC
and as the VFCC Purchaser Agent

By:
Title:

    Address:
    Michael Landry
    171 17th Street NW, 4th Floor
    Atlanta, GA 30363
    Telephone: (404) 214-6388
    Telecopy: (404) 214-5481

VARIABLE FUNDING CAPITAL COMPANY, LLC

By: WACHOVIA CAPITAL MARKETS, LLC,
as Attorney-in-Fact

By:
Title:

    Address:
    Variable Funding Capital Company
    c/o Wachovia Bank, National Association
    301 S. College St.
    FLR TRW 10 NC 0610
    Charlotte, NC 28288-0610
    Attention: Douglas R. Wilson Sr.
    Telephone: (704) 374-2520
    Telecopy: (704) 383-9579

CALYON NEW YORK BRANCH, as the Related
Bank Purchaser for Atlantic and as the
Atlantic Purchaser Agent

By:
Title:

By:
Title:

Address:
    1301 Avenue of the Americas
    New York, NY 10019-6022
    Attn: Sam Pilcer
    Telephone: (212) 261-3548
    Telecopy: (212) 459-3258

Atlantic Asset Securitization LLC

By:
Title:

By:
Title:

Address:
    1301 Avenue of the Americas
    New York, NY 10019-6022
    Attn: Micheal Guarda
    Telephone: (212) 261-7681
    Later,Telecopy: (212) 459-3258
CROMPTON & KNOWLES RECEIVABLES CORPORATION, as Seller By: Title: Address: 199 Benson Road Middlebury, Connecticut 06749 Attention: Telephone: 203-573-3674 Telecopy: 203-573-2343

CHEMTURA CORPORATION (F/K/A CROMPTON CORPORATION),
as Initial Collection Agent

By:
Title:
    Address:
    199 Benson Road
    Middlebury, Connecticut 06749
    Attention:
    Telephone: 203-573-3674
    Telecopy: 203-573-2343

Notices sent to: 199 Benson Road Middlebury, Connecticut 06749 Attention: Thomas O'Connor With a copy to: CHEMTURA CORPORATION 199 Benson Road Middlebury, Connecticut 06749 Attention: Treasurer	Notices sent to: 199 Benson Road Middlebury, Connecticut 06749 Attention: Thomas O'Connor With a copy to: CHEMTURA CORPORATION 199 Benson Road Middlebury, Connecticut 06749 Attention: Treasurer